Exhibit 10.3

QuidelOrtho Corporation
Retention Compensation Agreement

QuidelOrtho Corporation (the “Company”) has awarded to you (the “Participant”) a cash retention award in the amount and on the terms set forth below (the “Cash Retention Award”) and has granted you an award of restricted stock units pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”) and the applicable form of award agreement thereunder (the “Equity Retention Award”). Your Cash Retention Award and Equity Retention Award (collectively, the “Retention Awards”) are subject to all of the terms and conditions as set forth in this Retention Compensation Agreement (this “Agreement”).

Participant:	[____________]
Date of Grant:	February 27, 2024
Cash Retention Award:	USD$[ ]
Equity Retention Award (# of RSUs):	[____]
Vesting Date:                         June 30, 2025

Vesting Schedule:    Except as set forth below, the Retention Awards shall vest on the Vesting Date.

Termination without Cause:

(1)Voluntary Termination: Notwithstanding the foregoing vesting schedule, except as set forth in clause (b) below, vesting and any right to future payment of the Cash Retention Award and/or vesting of the Equity Retention Award shall terminate upon the Participant’s termination of employment for any reason prior to the Vesting Date and Participant shall forfeit and have no further right or interest in the Retention Awards.

(2)Involuntary Termination: If, prior to the Vesting Date, the Participant’s employment is terminated by the Company without Cause (as defined in Participant’s Severance and Change in Control Agreement (the “Severance and CIC Agreement”)), then, subject to Participant executing a customary general release of claims in favor of the Company and such release becoming effective and irrevocable in accordance with its terms, and Participant’s continued compliance, in all material respects, with the terms of the Severance and CIC Agreement, including Participant’s obligations thereunder, the Retention Awards shall become fully vested. For avoidance of doubt, the Retention Awards are in addition to, and not in lieu of, any benefits that may become payable under the Severance and CIC Agreement; provided that the Cash Retention Award shall not be treated as a cash bonus or cash incentive compensation payment for purposes of the

Severance and CIC Agreement and shall be expressly excluded from the calculation of any Bonus Increment or Compensation (each, as defined under the Severance and CIC Agreement).

Payment of Cash Retention Award:  Any portion of the Cash Retention Award that becomes vested in accordance with the terms set forth in this Agreement shall be payable to Participant, in cash, net of applicable withholding taxes, within thirty (30) days after the vesting date.

Terms and Conditions of Equity Retention Award: The remaining terms and conditions of the Equity Retention Award shall be as set forth in the Plan and the applicable award agreement thereunder.
[Signature Page Follows]

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•The Cash Retention Award is governed by this Agreement, and the Equity Retention Award is governed by this Agreement, the Plan and applicable award agreement thereunder.
•This Agreement may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•This Agreement, the Plan and equity award agreement set forth the entire understanding between you and the Company regarding the Retention Awards and supersede all prior oral and written agreements, promises and/or representations on that subject.

QUIDELORTHO CORPORATION		PARTICIPANT:
By:
	Signature		Signature
Title:		Date:
Date:

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